Exhibit 99

Joint Filer Information

Date of Event

Requiring Statement:	February 2, 2021

Issuer Name and Ticker or Trading Symbol:	PermRock Royalty Trust [PRT]

Designated Filer:	NGP X US Holdings, L.P.

Other Joint Filers:	NGP Boaz Energy II Co-Invest LLC

Addresses:	The principal business address of each of NGP X US Holdings, L.P. and NGP Boaz Energy II Co-Invest LLC is 2850 N. Harwood Street, 19th Floor Dallas, Texas 75201.

Signatures:

Dated: February 3, 2021

NGP X US HOLDINGS, L.P.

By:	NGP X Holdings GP, L.L.C., its general partner

By:	/s/ Chris Carter
Name:	Chris Carter
Title:	Authorized Person

NGP BOAZ ENERGY II CO-INVEST LLC

By:	G.F.W. Energy X, L.P., its managing member
By:	GFW X, L.L.C., its general partner

By:	/s/ Chris Carter
Name:	Chris Carter
Title:	Authorized Person